ATLAS PEARLMAN P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301



                                February 18, 2000




Bio-Aqua Systems, Inc.
1900 Glades Road, Suite 351
Boca Raton, Florida 33434

         Re: Registration Statement on Form SB-2; Bio-Aqua Systems, Inc. (the "Company"), Registration No. 333-81829

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 500,000 Units, each Unit ("Unit") consisting of two shares of Class A Common Stock, par value $.0001 ("Class A Common Stock") and two Redeemable Common Stock Purchase Warrants ("Warrants") exercisable for an aggregate of 1,000,000 shares of Class A Common Stock, plus up to an additional 75,000 Units issuable in connection with the Underwriters' over-allotment option and 50,000 Units issuable upon exercise of the Representative's Warrants, together with all of the Class A Common Stock and Warrants comprising all such Units and the shares of Class A Common Stock issuable upon exercise of the Warrants .

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock, the Warrants, and the shares of Common Stock underlying the Warrants, and related matters; (iii) the Registration Statement and the exhibits thereto; and
(iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments


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Bio-Aqua Systems, Inc.
February 18, 2000
Page 2



furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing, we are of the opinion that the Units, Class A Common Stock, the Warrants, and the shares of Class A Common Stock underlying the Warrants have been duly and validly authorized and when issued and paid for in accordance with their terms will be fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. Affiliates of Atlas Pearlman, P.A. own 1,176 shares of Class A Common Stock. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                                 Sincerely,

                                                 /s/ ATLAS PEARLMAN P.A.
                                                 -------------------------------
                                                 ATLAS PEARLMAN P.A.